EXHIBIT NO. 99

Contacts:

Trimeris, Inc.                                 Noonan/Russo Communications, Inc.
Timothy Creech                                 Mary Claire Bice
919-419-6050                                   212-696-4455, ext. 238


TRIMERIS APPOINTS DR. M. NIXON ELLIS EXECUTIVE VICE PRESIDENT AND CHIEF BUSINESS OFFICER

DURHAM, NC, APRIL 3, 2000 -- Trimeris, Inc. (Nasdaq: TRMS) announced today the appointment of Dr. M. Nixon Ellis, former President and Chief Operating Officer of Triangle Pharmaceuticals, Inc., to the position of Executive Vice President and Chief Business Officer. Robert Bonczek, Trimeris' Acting Chief Financial Officer and Acting Chief Administrative Officer will assume the post of full-time CFO of the company.

"Trimeris has reached an exciting point in our development," commented Dr. Dani Bolognesi, Chief Executive Officer of Trimeris. "As our two lead product candidates continue to progress through clinical trials, we continue to nurture promising new drug candidates to enrich our pipeline. Dr. Ellis's principal focus will be in shaping the strategies and leading our endeavor to broaden our business."

Dr. Ellis, age 50, served as President and COO of Triangle Pharmaceuticals from 1995 until last month. In addition to having over 20 years of experience in the field of virology, Dr. Ellis has an extensive background in the field of business development. During his tenure at Triangle, he was responsible for growing the organization significantly and overseeing the development of a portfolio of five drug candidates.

Previously, Dr. Ellis spent 12 years with Burroughs Wellcome in several positions within the Division of Virology. From 1991-1993 he was Assistant Director, Division of Virology. Additionally, he has held positions with The Wellcome Foundation Ltd. , including Group Business Development Manager and most recently, Global Brand Director, HIV/Retrovir. Dr. Ellis holds a Ph.D. degree in microbiology from the University of Georgia and an M.B.A. degree from the University of North Carolina.

"We are extremely pleased to welcome Dr. Ellis to Trimeris. Nick's exceptional background in virology, strategic planning, and business development will significantly strengthen our management team," said Dr. Bolognesi. "We are also delighted that Mr. Bonczek, who has made a number of significant contributions to Trimeris' development over the past several years, will be assuming a full-time role with the Company. The addition of Dr. Ellis combined with the expanded role of Mr. Bonczek has provided Trimeris with a premier management team. Our team's breadth of experience provides us with the capabilities needed to exploit our technology platform and further the Company's development."

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Trimeris is a development stage, biopharmaceutical company engaged in the discovery and development of novel therapeutic agents that block viral infection by inhibiting viral fusion with host cells. The Company's lead product candidate, T-20, which inhibits fusion of the human immunodeficiency virus (HIV) with host cells, is currently in Phase II clinical trials and has received fast track designation from the FDA. The Company's second product candidate, T-1249, which also inhibits HIV fusion, has received fast track designation from the FDA and is in a Phase I clinical trial.

NOTE: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of the company's previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from the results presented herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section included in the Company's Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission on March 29, 2000.

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